EXHIBIT 10.1

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 9, 2013, between Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), and Alan J. Sokol (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive is willing to serve the Company for the period and upon such other terms and conditions of this Agreement; and

WHEREAS Executive’s agreement to enter into this Agreement and be bound by the terms hereof, including the restrictive covenants herein, is a material inducement to the Company’s willingness to grant stock options and restricted stock to Executive and the Company would not otherwise grant such stock options and restricted stock to Executive if Executive did not agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.           Term.  (a)  The term of Executive’s employment under this Agreement shall be effective on April 4, 2013 (the “Effective Date”), and shall continue until December 31, 2016 (the “Initial Expiration Date”), provided that on the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, the term of Executive’s employment under this Agreement shall be extended for one additional year unless either party provides written notice to the other party at least 270 days prior to the Initial Expiration Date (or any such anniversary, as applicable) that Executive’s employment hereunder shall not be so extended (in which case Executive’s employment shall terminate on the Initial Expiration Date or expiration of the extended term, as applicable); provided, however, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4.  The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term”; and the date on which the Term is scheduled to expire (i.e., the Initial Expiration Date or the scheduled expiration of the extended term, if applicable) is herein referred to as the “Expiration Date”.

(b)           Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue Executive’s employment following the Expiration Date, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached.  Executive also agrees and acknowledges that, should Executive and the Company choose to continue Executive’s employment for any period of time following the Expiration Date without extending the term of Executive’s employment under this Agreement or entering into a new written employment agreement, Executive’s employment with the Company shall be “at will”, such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.

(c)           For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Change in Control” has the meaning set forth in the Plan.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

 “Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.

2.           Duties and Responsibilities.  (a)  During the Term, Executive agrees to be employed and devote substantially all of Executive’s business time and efforts to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder as President and Chief Executive Officer, upon the terms and conditions of this Agreement.  Executive shall perform such lawful duties and responsibilities as directed from time to time by the Board of Directors of the Company (the “Board”) that are customary for a CEO of a corporation of the size and nature of the Company.  During the Term, Executive shall serve as a member of the Board.

(b)           During the Term, Executive shall report directly to the Board, or an Executive Committee designated by the Board.  During the Term, Executive’s principal place of employment shall be in Miami, Florida.  Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent necessary to fully perform Executive’s duties and responsibilities hereunder.  It is anticipated that Executive shall physically be on Company premises (or traveling on Company business) during normal business hours (unless absent due to vacation, injury, illness or other approved leave of absence).

(c)           During the Term, Executive shall use Executive’s best reasonable efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, Executive may manage Executive’s personal investments and affairs and participate in non-profit, educational, charitable and civic activities, to the extent that such activities do not interfere with the performance of Executive’s duties hereunder, and are not in conflict with the business interests of the Company or its Affiliates or otherwise compete with the Company or its Affiliates.  Except as provided in the immediately preceding sentence, for the avoidance of doubt, during the Term Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates, and shall not be permitted to be a member of the board of directors of any company, in any case without the consent of the Company (for all purposes under this Agreement, any required consent of the Company shall be evidenced by a duly authorized resolution of the Board); provided however, that Executive may continue to serve on any boards of directors on which Executive is currently serving as of the Effective Date and set forth on Exhibit A.  Executive shall not be compensated additionally in Executive’s capacity as a member of the Board or a director of one or more companies owned directly or indirectly by the Company.

3.           Compensation and Related Matters.  (a)  Base Salary.  During the Term, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $600,000, payable in accordance with the Company’s applicable payroll practices.  Base Salary shall be subject to review by the Board annually for increases, but not decreases, in its sole discretion.  References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)           Annual Bonus.

(i)           During the Term, subject to Section 4, for each calendar year beginning with 2014, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) based on performance against specified objective (including budgetary or EBITDA-based) performance criteria (“Performance Goals”) established by the Board (in consultation with Executive) prior to or as soon as practicable following each calendar year, subject to Executive’s continued employment through December 31 of each such calendar year.  The Annual Bonus shall be equal to 50% of Base Salary if the Company achieves at least 80% of its Performance Goals, 100% of Base Salary (the “Target Bonus”) if the Company achieves at least 100% of its Performance Goals and 150% of Base Salary if the Company achieves 110% or more of its Performance Goals, with the actual Annual Bonus determined by linear interpolation based on the Company’s achievement of Performance Goals between 80% and 100% or between 100% and 110%, as applicable.

(ii)           Subject to Section 4, for calendar year 2013, Executive shall have the opportunity to earn an Annual Bonus based on solely EBITDA-based Performance Goals established by the Board (in consultation with Executive) no later than 60 days following the Effective Date, subject to Executive’s continued employment through December 31, 2013 (the “2013 Annual Bonus”).  The 2013 Annual Bonus shall be equal to 100% of Base Salary if the Company achieves at least 100% of its Performance Goals, and 150% of Base Salary if the Company achieves 110% or more of its Performance Goals, with the actual 2013 Annual Bonus determined by linear interpolation based on the Company’s achievement of Performance Goals between 100% and 110%.  For purposes of determining whether the 2013 Annual Bonus has been earned, the Performance Goals related thereto shall be measured after taking into account the 2013 Annual Bonus and any other bonuses payable to other employees of the Company (which shall include employees of subsidiaries of the Company).  Further, the 2013 Annual Bonus shall be pro-rated based on a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2013, and the denominator of which is 365.

(iii)           Any Annual Bonus payable for any calendar year shall be paid in cash as soon as practicable following the determination of the Company’s performance results for such calendar year, but in  no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates.

(c)           Equity.  As promptly as practicable following the Effective Date, the Company shall grant Executive, pursuant to, and subject to, the terms of the Plan and an option grant certificate substantially in the form attached hereto as Exhibit B, an option (the “Option”) to purchase 800,000 shares of Company common stock (the “Stock”).  Each share of Stock subject to the Option shall have an exercise price equal to the fair market value of a share of Stock on the date of grant.  As promptly as practicable following the Effective Date, the Company shall grant Executive pursuant to, and subject to, the terms of the Plan and a restricted stock certificate substantially in the form attached hereto as Exhibit C, 800,000 restricted shares of Stock.

(d)           Benefits and Perquisites.  During the Term, Executive shall be entitled to participate in the benefit plans, programs and perquisites commensurate with Executive’s position that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans.  In addition, the Company shall pay the premiums for life and AD&D insurance policies having an aggregate face value of $5 million that shall be transferable to Executive upon termination of employment.

(e)           Business Expense Reimbursements.  During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses (including, first or business class travel, meals, and lodging) incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

(f)           Vacation.  During the Term, Executive shall be entitled to five weeks paid vacation each calendar year, in accordance with the Company’s vacation policy to be taken at such times as may be mutually agreed by Executive and the Company.  Unused vacation in any calendar year shall be carried over to the next calendar year; provided that, in no event shall Executive’s eligible vacation time exceed 8 weeks in any calendar year.

(g)           Attorneys Fees.  The Company shall reimburse the Executive within ten (10) days following the Effective Date his reasonable attorneys’ fees incurred in connection with the negotiation of this Agreement subject to appropriate itemization and substantiation of expenses incurred.

(h)           Transaction Bonus.  In recognition of Executive’s efforts in connection with the consummation of the transactions contemplated by the Merger Agreement the Company shall pay the Executive a transaction bonus equal to $300,000 on the first regularly scheduled payroll date of the Company following Effective Date.

(i)           Indemnification.  The Company agrees that in the event Executive is, or is threatened to be, made a party to any pending, contemplated or threatened action, suit, arbitration or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (each a “Proceeding”), by reason of the fact that Executive is or was, or had agreed to become, a Board member, officer, employee, agent, representative or fiduciary of the Company, or is or was serving at the request of the Company as a board member, officer, employee, agent or fiduciary of another Person, the Company shall indemnify and hold Executive harmless, to the maximum extent permitted by the Company’s governing documents or, if greater, by applicable law (but not in any event in contravention of the Company’s governing documents), against all expenses, damages, liabilities and losses incurred by Executive, provided that Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that Executive shall not be entitled to any such indemnification (A) in respect of any Proceeding based upon or attributable to Executive gaining in fact any personal profit or advantage to which he is not entitled or resulting from Executive’s fraudulent, dishonest or willful misconduct, (B) to the extent Executive has already received indemnification or payment pursuant to the Company’s operating agreement or other governing documents, D&O insurance or otherwise or (C) in respect of any Proceeding initiated by Executive, unless the Company has joined in or the Board has authorized such Proceeding.  Expenses incurred by Executive in defending any claim shall be paid by the Company in advance of the final disposition of such claim upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it shall be ultimately determined that Executive is not entitled to be indemnified by the Company pursuant to this Section 3(i).  To the extent the Company maintains an insurance policy covering the errors and omissions of its Board members and officers, Executive shall be covered by such policy during the Term and for six years following Executive’s termination of employment in a manner no less favorable than other Board members and officers of the Company.

4.           Termination of Employment.  (a)  Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 60 days advance written notice of any voluntary resignation of Executive’s employment hereunder (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment and pay to Executive the Base Salary that he would have received during such 60-day period, it being understood that such termination shall still be treated as a voluntary resignation for purposes of this Agreement).  Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)           Following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of (w) any accrued but unpaid Base Salary through the date of termination and any Base Salary owed pursuant to Section 4(a), if applicable; (x) any unpaid Annual Bonus for the year prior to the year in which termination occurs; (y) any accrued but unused vacation days, and (z) any unreimbursed expenses under Section 3(e), in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies, and (iii) as otherwise expressly required by applicable law (collectively, the “Accrued Obligations”).  For the avoidance of doubt, (A) any Annual Bonus for the year of termination of employment is forfeited if Executive’s employment is terminated for Cause or by Executive other than for Good Reason, and (B) in the case of Executive’s death, any payments to be made to Executive in accordance with this Section 4 shall be paid Executive’s beneficiaries, devisees, heirs, legates or estate, as applicable.

(c)           (i)           Except as otherwise provided herein, if Executive’s employment is terminated (I) by the Company without Cause (other than due to death or Disability (as defined below), or due to the Company’s election not to extend the Term beyond the scheduled expiration of the Term on the Expiration Date as contemplated under Section 1(a)), or (II) by the Executive for Good Reason, then Executive, in addition to the Accrued Obligations, shall be entitled to receive an aggregate amount equal to (A) the sum of (x) Executive’s Base Salary and (y) the Target Bonus (the “Severance Payment”), plus (B) the product of (x) the actual Annual Bonus that Executive would have been entitled to receive for the year of termination had Executive continued to be employed through the end of the calendar year in which such termination occurs, and (y) a fraction, the numerator of which is the number of calendar days Executive was employed in the calendar year of termination, and the denominator of which is 365 (the “Pro Rata Bonus”).  The Severance Payment shall be paid during the 12-month period immediately following such termination in substantially equal installments consistent with the Company’s payroll practices, and the Pro Rata Bonus shall be paid on the date that other executives are paid their annual bonuses in respect of the year in which Executive’s termination occurs.

(ii)           Notwithstanding anything herein to the contrary, if at any time within 60 days before, or 12 months following, a Change in Control, Executive’s employment is terminated (I) by the Company without Cause (other than due to death or Disability, or due to the Company’s election not to extend the Term beyond the scheduled expiration of the Term on the Expiration Date as contemplated under Section 1(a)), or (II) by the Executive for Good Reason, then Executive, in addition to the Accrued Obligations but in lieu of the payments described in Section 4(c)(i), shall be entitled to receive an aggregate amount equal to (A) two times the Severance Payment plus (B) the product of (x) the Target Bonus for the year of termination, and (y) a fraction, the numerator of which is the number of calendar days Executive was employed in the calendar year of termination, and the denominator of which is 365.  Notwithstanding anything herein to the contrary, at any time following a Change in Control, if Executive’s employment is terminated due to the Company’s election not to extend the Term beyond the scheduled expiration of the Term on the Expiration Date as contemplated under Section 1(a), then Executive, in addition to the Accrued Obligations, shall be entitled to the Severance Payment.  All payments described in this Section 4(c)(ii) shall be paid in cash in a lump sum within 30 business days following the execution of the Release that has become irrevocable by its terms; provided, that to the extent any portion of such lump sum payment would violate Section 409A (as defined below), then such portion shall be paid during the 12-month immediately following such termination in substantially equal installments consistent with the Company’s payroll practices.

(iii)           If Executive’s employment is terminated due to death or by the Company due to Disability, or due to the Company’s election not to extend the Term beyond the scheduled expiration date of the Term on the Expiration Date as contemplated under Section 1(a), then Executive, in addition to the Accrued Obligations, shall be entitled to receive payment of the Pro Rata Bonus, payable no later than March 15 of the calendar year following the calendar year in which Executive’s termination of employment occurs.  In addition to the foregoing, if Executive’s employment is terminated due to the Company’s election not to extend the Term beyond the scheduled expiration of the Term on the Expiration Date as contemplated under Section 1(a) prior to a Change in Control, then Executive shall be entitled to continued payment of Executive’s Base Salary during the 6-month period immediately following such termination, in substantially equal installments consistent with the Company’s payroll practices.

(iv)           Any payments or benefits under Section 4(c)(i), 4(c)(ii) or 4(c)(iii) shall be (A) conditioned upon Executive and the Company having executed a mutual, irrevocable waiver and general release of claims substantially in a form attached hereto as Exhibit D (the “Release”) that has become effective in accordance with its terms, (B) subject to Executive’s continued compliance with the terms of this Agreement and (C) subject to Section 25.

(v)           For purposes of this Agreement, “Cause” means: (A) Executive’s willful refusal to perform his duties for the Company, which refusal or failure remains uncured for 15 days after he receives written notice from the Board demanding cure; (B) in carrying out his duties under the employment agreement, Executive engages in willful  misconduct, or gross neglect, that in either case causes material economic harm to the Company’s business or reputation; or (C) Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony and such conviction or plea has a material adverse effect on his ability to perform his duties for the Company or causes material harm to the Company or its Affiliates.

(vi)           For purposes of this Agreement, “Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time.  If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.

(vii)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior express written consent: (A) any reduction in Executive’s Base Salary or Target Bonus, or any material diminution in Executive’s authorities, titles or offices, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to the CEO of a corporation of the size and nature of the Company; (B) any change in the reporting structure so that Executive reports other than to the Board or the Executive Committee designated by the Board; (C) any relocation of Executive’s principal place of employment, to a location more than 35 miles from Executive’s principal place of employment on the Effective Date; (D) any material breach by the Company, or any of its Affiliates, of any material obligation to Executive; or (E) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction; provided however, that prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then Executive shall not be permitted to resign for Good Reason in respect thereof).

(d)           Upon termination of Executive’s employment for any reason, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)           The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.  Subject to Section 25 and except as prohibited by the terms of any Company benefit plan, program or arrangement, the Company may offset any amounts due and payable (pursuant to a contract or other written agreement between Executive and the Company) by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder. Except as set forth in this Section 4(e), Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by the Executive after such termination.

5.           Noncompetition and Nonsolicitation.  For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and Affiliates.

(a)           Executive agrees that Executive shall not, while an employee of the Company and during the one-year period following termination of employment (such collective duration, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company:

(i)           (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) anywhere in the world that are principally or primarily in the business of producing Spanish language media content, or owning or operating Hispanic television networks (“Competitive Activities”) or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a)(i)(A) above; or

(ii)           perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or Persons who have worked for the Company during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (B) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company to leave the employment of the Company; (C) intentionally interfering with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company; or (D) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 5(a)(ii)(A), (B) or (C) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a).

(b)           The provisions of Section 5(a) shall not be deemed breached as a result of Executive’s passive ownership of less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange.

(c)           Without limiting the generality of Section 11, notwithstanding the fact that any provision of this Section 5 is determined not to be specifically enforceable, the Company will nevertheless be entitled to seek monetary damages as a result of Executive’s breach of such provision.

(d)           Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Executive acknowledges that Executive is being provided with significant additional consideration (to which Executive is not otherwise entitled), including stock options and restricted stock, to induce Executive to enter into this Agreement.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.           Nondisclosure of Confidential Information.  (a) Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company.  Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company.  Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, on the advice of Executive’s legal counsel, is legally required to be disclosed, and shall exercise best reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)           For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement).  Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to his immediate family, to the court that is considering such dispute or to Executive’s legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)           Except as expressly set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s  immediate family and Executive’s financial and legal advisors, or as may be required by law or ordered by a court.  Executive further agrees that any disclosure to Executive’s financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)           Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

7.           Return of Property.  Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request.  Executive further agrees that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

8.           Intellectual Property Rights.  (a)  Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever.  As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)           Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer.  Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees.  Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment with the Company.

(c)           Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.           Nondisparagement.  Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company or its predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.  The Company shall not, and shall instruct its senior executives not to, whether in writing or orally, malign, denigrate or disparage Executive, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Company or any such executives discussing Executive in connection with normal performance evaluations or from testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.

10.           Notification of Subsequent Employer.  Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 5, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

11.           Remedies and Injunctive Relief.  Executive acknowledges that a violation by Executive of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

12.           Representations of Executive; Advice of Counsel.  i)  Executive represents, warrants and covenants that as of the date hereof:  (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the

Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)           Executive represents that, prior to execution of this Agreement, Executive has been advised by an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13.           Cooperation.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any of Executive and the Company, its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

14.           Withholding Taxes.  The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15.           Assignment.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.  The Company may assign this Agreement, and its rights and obligations hereunder, to any of its Affiliates.

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)           Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

16.           Governing Law; No Construction Against Drafter.  This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17.           Consent to Jurisdiction; Waiver of Jury Trial.  (a)  Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Delaware) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by the Company.

(b)           The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 22.

(d)           Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto

(i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e)           Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement; provided that, the Company shall reimburse the Executive for reasonable attorneys’ fees and expenses to the extent that Executive substantially prevails as to a material issue with respect to any matters subject to dispute hereunder.

18.           Amendment; No Waiver.  No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

19.           Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, however, that if any term or provision of Section 5, 6, 7, 8 or 9 is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law; provided further, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.           Entire Agreement.  This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

21.           Survival.  The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

22.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Hemisphere Media Group, Inc.
405 Lexington Avenue, 48th Floor
New York, NY 10174
Attention: Mr. Craig Fischer
Fax: (212) 503-2879
Email: cfischer@intermediaadvisors.com

With a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Email: jmarell@paulweiss.com

If to Executive:	Alan J. Sokol
At the most recent address and fax in Company personnel records

With a copy (which shall not constitute notice hereunder) to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Fax: (212) 735-8708
Attention: Jeff Laska
Email: jlaska@morrisoncohen.com

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

23.           Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

24.           Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25.           Section 409A.

(a)           For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall not be liable to, and the Executive shall be solely liable and responsible for, any taxes or penalties that may be imposed on such Executive under Section 409A of the Code with respect to Executive’s receipt of payments hereunder.

(b)           Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier,

Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)           Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), provided that Executive executes, if required by Section 4(c)(ii), the release described therein, within 60 days following his “separation from service.”  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)           Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Peter M. Kern
Name:	Peter M. Kern
Title:	Chairman of the Board and Director

ALAN J. SOKOL

/s/ ALAN J. SOKOL